Exhibit 10

July 27, 2016

Mr. Michael J. Sharp

814 S Aldine Ave

Park Ridge, IL 60068

Re:                             Agreement and Mutual Release (the “Agreement”)

Dear Mike:

This will confirm the terms and conditions of your continued employment with and your retirement from AAR CORP. (“AAR”). In consideration of the circumstances of your continued employment with and your retirement from AAR, we have mutually agreed to the following:

1.                                      Continued Employment and Retirement.

(a)                                 You will continue to serve as Chief Financial Officer of AAR through July 31, 2016.  You will continue thereafter as an employee until you retire from AAR on the earlier of December 5, 2016 and the date you begin full-time employment with customary benefits with an employer other than AAR (“New Employment”).  The period during which you remain employed by AAR shall be referred to as the “Employment Period.”  You will continue to receive your full salary, benefits and perquisites throughout the Employment Period.  You also will be entitled to a pro rata bonus for your service as Chief Financial Officer of AAR from June 1, 2016 through July 31, 2016 as determined under the Company’s Fiscal 2017 Short-Term Incentive Plan at your present salary, your present bonus opportunity of 70% of base salary and at the same payout ratio as the other executive officers participating in the Plan, subject to a cap of 100% of target.

(b)                                 From August 1, 2016 through the end of the Employment Period, you will provide transitional financial and accounting services, substantially similar in nature to those provided in your role as Chief Financial Officer, as may be reasonably requested from time to time, to support the transition of AAR’s new Chief Financial Officer and AAR’s Chief Accounting Officer.

(c)                                  No later than the last day of the Employment Period, you will return all AAR property including keys, identification cards, credit cards, computer hardware and software, telecommunications equipment, and all files, records and other documents prepared or received in the course of your employment, except documents reflecting your compensation and benefits and except that you are permitted to keep your AAR-provided telephone, iPad and laptop.  You will not remove or retain any other AAR property or documents without authorization from the Vice President, General Counsel and Secretary.

2.                                      Severance Arrangements.  In consideration of all of your promises under this Agreement:

(a)                                 AAR will continue to pay you your salary for twelve (12) months commencing on the day immediately following the last day of the Employment Period, and continuing through and including December 5, 2017 (“Severance Pay”) in accordance with AAR’s bi-weekly pay periods in effect from time to time, at your present rate of salary; provided, however, that (i) if you begin New Employment on or before July 31, 2017, AAR will continue paying Severance Pay through July 31, 2017, at which point Severance Pay will terminate and (ii) if you begin New Employment after July 31, 2017, AAR will continue paying Severance Pay through the earlier of December 5, 2017 and the date you begin New Employment, at which point Severance Pay will terminate.  The period during which AAR pays Severance Pay to you shall be referred to as the “Severance Period.”

(b)                                 The amounts in Paragraph 2(a) will be treated as supplemental wages for payroll tax purposes and subject to applicable tax and other payroll deductions, but shall not be treated as compensation for purposes of 401(k) contributions or contributions under the Supplemental Key Employee Retirement Plan (“SKERP”).

(c)                                  AAR will pay the cost of your COBRA coverage for medical and dental benefits for a period commencing on the first day of the Severance Period and continuing through and including the last day of the Severance Period.

(d)                                 AAR will make available to you career counseling and outplacement services with a firm of our choosing at a price not to exceed $10,000.

(e)                                  You will become retirement eligible under the Company’s stock plans and the SKERP effective as of July 31, 2016 and, accordingly, you will retain the benefit of all of your existing restricted stock awards (performance and time-based), stock options and all SKERP awards and respective balances, subject to and in accordance with the relevant benefit plan document governing such awards, including without limitation, with respect to the vesting schedule as it applies to retirement eligible participants.

3.                                      SKERP Contributions. You will receive your employer-provided SKERP contributions from the period January 1, 2016 through the end of the Employment Period, including an Additional Supplemental Company Contribution equal to 5% of salary earned by you through the end of the Employment Period and 5% of the bonus earned by you for the fiscal year ended May 31, 2016, which was paid in July 2016.

4.                                      Split Dollar Life Insurance.  You are retirement eligible under your $1 million split dollar life insurance policy.

5.                                      Confidential Information/Trade Secrets.  You acknowledge that during your employment that you had access to confidential information and trade secrets which AAR regards and treats as confidential and which are not known or accessible to competitors or other third persons not having a legitimate need to know; which have value to AAR due to the confidentiality thereof; and which if disclosed would result in substantial competitive and business disadvantage to AAR (“Confidential Information”).  Such information includes but is not limited to operational and financial information, systems and processes; product design and technologies; customer names, contact, product and financial information; marketing strategies and plans; personnel strategies, plans and information; affiliation strategies and plans; reorganization strategies and plans; cost and pricing strategies, plans and data; vendors and suppliers; new product and service offerings; regulatory matters; legal matters; and internal investigations. Confidential Information shall not include information if (i) it has been published or is otherwise readily available to the public other than by a breach of this Agreement or any other agreement or (ii) it has been rightfully received by you from a third party without confidential limitations. So long as the information remains confidential, you shall not disclose or cause to be disclosed through others any Confidential Information to any third person without the express written consent of the CEO of AAR or his authorized designee, or as may be required by law.  This paragraph shall be harmonized with any other agreements or provisions concerning your use or disclosure of confidential information to provide the greatest protection of Confidential Information available under law.  This paragraph is not intended to replace any statutory rights and protections applicable to the unauthorized use or disclosure of trade secrets and confidential proprietary information.

6.                                      Adverse Comment Prohibited.  Neither party will write, say or do anything, now or at any time in the future, which would demean the reputation of the other party or which would in any way reflect negatively on the other party’s reputation.

7.                                      Non-Admission.  Nothing in this Agreement is intended or should be construed as an admission that you or AAR engaged in any unlawful or wrongful conduct.

8.                                      Mutual Release.

(a)                                 YOU DO HEREBY FULLY, FINALLY AND UNCONDITIONALLY RELEASE AND FOREVER DISCHARGE AAR AND ALL OF ITS AFFILIATED COMPANIES, AND ALL OF THEIR FORMER AND CURRENT DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, AND ASSIGNS, IN THEIR PERSONAL AND CORPORATE CAPACITIES, FROM ANY AND ALL LIABILITIES, ACTIONS, CAUSES OF ACTION, CLAIMS, RIGHTS, OBLIGATIONS, DAMAGES, COSTS, ATTORNEYS’ FEES, SUITS AND DEMANDS OF ANY AND EVERY KIND, KNOWN AND UNKNOWN, LIQUIDATED AND UNLIQUIDATED, ABSOLUTE OR CONTINGENT, AT LAW OR IN EQUITY, ENFORCEABLE UNDER ANY LOCAL, STATE OR FEDERAL STATUTE OR ORDINANCE, OR UNDER THE COMMON LAW OF THE UNITED STATES OR ANY STATE, ARISING OUT OF OR RELATED TO YOUR EMPLOYMENT OR RETIREMENT FROM EMPLOYMENT, INCLUDING BUT NOT LIMITED TO CLAIMS FOR BENEFITS UNDER THE COMPANY’S POLICIES AND PROCEDURES OR HANDBOOKS, OR THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, ANY CLAIMS OF HARASSMENT OR DISCRIMINATION BASED UPON RACE, AGE, COLOR, NATIONAL ORIGIN, ANCESTRY, RELIGION, MARITAL STATUS, SEX, SEXUAL ORIENTATION, CITIZENSHIP STATUS, MEDICAL CONDITION OR DISABILITY UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AMERICANS WITH DISABILITIES ACT, SECTION 1981 OF THE CIVIL RIGHTS ACT OF 1866, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, OR ANY OTHER FEDERAL STATE OR LOCAL LAW PROHIBITING DISCRIMINATION IN EMPLOYMENT; CLAIMS OF BREACH OF IMPLIED OR EXPRESS CONTRACT, BREACH OF PROMISE, MISREPRESENTATION, NEGLIGENCE, FRAUD, ESTOPPEL, DEFAMATION, INFLICTION OF EMOTIONAL DISTRESS,

VIOLATION OF PUBLIC POLICY, WRONGFUL OR CONSTRUCTIVE DISCHARGE, OR ANY OTHER EMPLOYMENT RELATED TORT; EXCEPT ONLY (i) YOUR RIGHT TO ENFORCE THE TERMS OF THIS AGREEMENT, AND (ii) THE RIGHTS DESCRIBED IN PARAGRAPH 15.  THIS RELEASE DOES NOT WAIVE YOUR RIGHT TO FILE AN ADMINISTRATIVE CHARGE OF DISCRIMINATION BUT YOU AGREE TO WAIVE ALL CLAIMS FOR DAMAGES OR OTHER RELIEF. NOTHING IN THIS RELEASE REQUIRES YOU TO RELEASE RIGHTS OR CLAIMS THAT MAY ARISE AFTER THIS AGREEMENT IS EXECUTED, INCLUDING YOUR RIGHTS UNDER THE SKERP, THE AAR CORP. RETIREMENT SAVINGS PLAN AND THE AAR CORP. RETIREMENT PLAN.

(b)                                 AAR DOES HEREBY FULLY, FINALLY AND UNCONDITIONALLY RELEASE AND FOREVER DISCHARGE YOU, YOUR HEIRS, EXECUTORS, ADMINISTRATORS, SPOUSE, CHILDREN, BENEFICIARIES, LEGAL REPRESENTATIVES, AGENTS, SUCCESSORS AND ASSIGNS FROM ANY AND ALL LIABILITIES, ACTIONS, CAUSES OF ACTION, CLAIMS, RIGHTS, OBLIGATIONS, DAMAGES, COSTS, ATTORNEYS’ FEES, SUITS AND DEMANDS OF ANY AND EVERY KIND, KNOWN AND UNKNOWN, LIQUIDATED AND UNLIQUIDATED, ABSOLUTE OR CONTINGENT, AT LAW OR IN EQUITY, ENFORCEABLE UNDER ANY LOCAL, STATE OR FEDERAL STATUTE OR ORDINANCE, OR UNDER THE COMMON LAW OF THE UNITED STATES OR ANY STATE, ARISING OUT OF OR RELATED TO YOUR EMPLOYMENT OR RETIREMENT FROM EMPLOYMENT, INCLUDING BUT NOT LIMITED TO CLAIMS OF BREACH OF IMPLIED OR EXPRESS CONTRACT, BREACH OF PROMISE, MISREPRESENTATION, NEGLIGENCE, FRAUD, ESTOPPEL, DEFAMATION, INFLICTION OF EMOTIONAL DISTRESS, VIOLATION OF PUBLIC POLICY, WRONGFUL OR CONSTRUCTIVE DISCHARGE, OR ANY OTHER EMPLOYMENT RELATED TORT; EXCEPT ONLY AAR’S RIGHT TO ENFORCE THE TERMS OF THIS AGREEMENT. NOTHING IN THIS RELEASE REQUIRES AAR TO RELEASE RIGHTS OR CLAIMS THAT MAY ARISE AFTER THIS AGREEMENT IS EXECUTED.

9.                                      Severability.                        If any provision of this Agreement is, in whole or in part, illegal or unenforceable under applicable law or public policy, then only such illegal or unenforceable part shall be void and of no effect, and the balance of this agreement shall be construed to give effect to the intent of the parties to the greatest possible extent.

10.                               Binding Effect.  This Agreement is binding upon you, your heirs, executors, administrators, successors and assigns.

11.                               Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to your retirement from employment with AAR, and supersedes all other agreements or communications regarding such matters, including other policies of AAR governing retirement of employment.

12.                               Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to its conflict of law rules.

13.                               Termination of Severance and Change in Control Agreement. The Severance and Change in Control Agreement dated as of August 1, 2000, as amended on December 18, 2008 and

October 6, 2015, between you and AAR is hereby terminated effective as of the date of this Agreement.

14.                               Indemnification and D&O Insurance.  You will continue to have all rights and benefits under your Indemnification Agreement with AAR and AAR’s Directors’ and Officers’ Insurance Policy with respect to acts and omissions during your employment with AAR.

15.                               Knowing and Voluntary.  Further, in consideration of the promises of AAR referred to in this Agreement, you intend to waive and release all claims identified in paragraph 8, including claims that you may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 620 et seq. to the fullest extent permitted by law in accordance with Title II of the Older Workers Benefit Protection Act of 1990, Public Law 101-433. In furtherance of this intention, you acknowledge and understand that:

(a)                                 You may have until August 8, 2016 to consider and execute this Agreement.

(b)                                 Within 7 days after you execute this Agreement, you will have the right, by providing written notice to AAR’s Vice President, General Counsel and Secretary, to revoke your acceptance of this Agreement.  You will not be entitled to receive Severance Pay and this Agreement will not become effective until after the revocation period expires.

(c)                                  You are receiving consideration for this Agreement in addition to that which you otherwise would be entitled.

(d)                                 You enter into the Agreement voluntarily, knowingly and without duress.

(e)                                  You are advised to consult with an attorney prior to executing this Agreement.

Please indicate your agreement by signing and returning this Agreement by August 8, 2016.

Very truly yours,

AAR CORP.

By:	/s/ Robert J. Regan
Name:	Robert J. Regan
Title:	Vice President, General Counsel and Secretary
Date:	July 27, 2016

Acknowledged and Agreed:

By:	/s/ Michael J. Sharp
Name:	Michael J. Sharp
Date:	July 27, 2016